Exhibit 10.2

North Carolina	)
	)	FIRST AMENDMENT TO LEASE
Forsyth County	)

THIS FIRST AMENDMENT TO LEASE (“First Amendment”), is made and entered into this 15th day of March, 2007, by and between FAWN INDUSTRIAL LLC, a Delaware limited liability company and 1881 INDUSTRIAL LLC, a Delaware limited liability company (successors in interest to 3929 Westpoint Industrial, LLC), hereinafter collectively referred to as “Landlord” and TENGION, INC., a Delaware corporation, hereinafter referred to as “Tenant”. Tenant leases from Landlord approximately 25,600 square feet (the “Premises”) known as Suite G, located at 3929 Westpoint Boulevard, Forsyth County, North Carolina.

W I T N E S S E T H:

WHEREAS, Landlord’s predecessor 3929 Westpoint Industrial, LLC and Tenant entered into a Lease dated on or about June 6, 2005 for the Premises (the “Lease”); and

WHEREAS, Landlord’s predecessor 3929 Westpoint Industrial, LLC duly assigned its interests in the Lease to Landlord; and

WHEREAS, Landlord and Tenant desire to amend the Lease to provide for, among other things, the exercise by Tenant of its Right of First Refusal set forth in Section 30(a) of the Lease with respect to approximately 12,800 square feet of space in the Building known as Suite F on the terms and conditions set forth in this First Amendment.

NOW THEREFORE, based on the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree to amend the Lease as follows:

1.	Recitals. The foregoing recitals are true and incorporated in this First Amendment.

2	Definitions. Unless otherwise defined in this First Amendment, all capitalized terms used in this First Amendment shall have the respective meanings ascribed to them in the Lease.

3.	Amendments. The Lease is hereby amended as follows:

3.1	Section 1i. Parking. Section 1i of the Lease is hereby amended in its entirety to read as follows:

“Fifty-three (53) spaces for Tenant’s use at or near the front entrance of the Premises. Tenant shall also be permitted to designate parking spaces near the rear of the Building (the “Designated Rear Parking Area”) directly behind the Premises as shown on

Exhibit A-1 to the Lease and in Tenant’s Plans as described in the Workletter attached as Addendum Number One to the Lease (the “Workletter”). Landlord shall have no obligation to monitor or enforce Tenant’s parking rights herein.”

3.2	Section 1k. Notices. The Notices Address for Landlord and Tenant set forth in Section 1k of the Lease are hereby amended to be as follows:

k. Notice Addresses.

Landlord:	Notices only:
FAWN INDUSTRIAL, LLC 1881 Industrial, LLC c/o Mill Management, Inc. The Mill – 10 Glenville Street Greenwich, CT 06830

Landlord:	Payments only: Fawn Industrial, LLC Post Office Box 1595 New York, NY 10008-1595

Tenant:	TENGION, INC. 3929 Westpoint Boulevard, Suite G Winston-Salem, NC 27103 Attn: Senior Vice President, Science and Technology Facsimile #: 336-716-6905

with a copy to:

TENGION, INC. 2900 Potshop Lane, Suite 100 East Norriton, PA 19403 Attn: General Counsel Facsimile #: 610-275-3754

and to:

TENGION, INC. 2900 Potshop Lane, Suite 100 East Norriton, PA 19403 Attn: Senior Vice President, Technical Operations Facsimile #: 610-275-3754

3.3	Expansion Space. Effective as of February 2, 2007 (the “Expansion Space Commencement Date” or “ESCD”), and subject to the terms and conditions of the Lease and this First Amendment, Tenant hereby leases from Landlord and Landlord hereby leases to Tenant additional space in the Building consisting of approximately 12,800 square feet of space, known as Suite F (the “Expansion Space”) all of which is shown on Exhibit A attached hereto and incorporated herein by reference. After the addition of the Expansion Space Tenant’s new total rentable square footage in the Premises shall be approximately 38,400 rentable square feet. Effective on and after the Expansion Space Commencement Date, the term Premises in the Lease shall include the Expansion Space and except as amended by this First Amendment, all terms and conditions of the Lease shall be applicable to the Expansion Space as part of the Premises, including without limitation the Expiration Date. The addition of the Expansion Space pursuant to this First Amendment shall be deemed to be an exercise of Tenant’s Right of First Refusal as set forth in Section 30a of the Lease.

3.4

Base Rent. The minimum base rent for the Term for the Expansion Space is $201,253.31, payable in monthly installments on the first (1st) day of each month, beginning March 1, 2007, in accordance with the terms of the Lease and with the following Base Rent Schedule:

From	Through	Rate psf	Monthly Amount	Total for Period
ESCD	February 28, 2007	$0.00	$0.00	$0.00
March 1, 2007	February 29, 2008	$3.25	$3,466.66	$41,600.00
March 1, 2008	February 28, 2009	$3.35	$3,573.33	$42,880.00
March 1, 2009	February 28, 2010	$3.45	$3,680.00	$44,160.00
March 1, 2010	February 28, 2011	$3.55	$3,786.66	$45,440.00
March 1, 2011	September 30, 2011	$3.65	$3,893.33	$27,253.31

Notwithstanding the fact that there are separate Base Rent schedules for the original Premises and the Expansion Space, the Base Rent due for the Premises as a whole shall be deemed to be a single cumulative amount which is the total of the Base Rent due for the original Premises set forth in Section 1(e) of the Lease and the Base Rent due for the Expansion Space as set forth in the above Base Rent Schedule.

3.5

Operating Expenses. Based on the square footage of the Expansion Space Tenant shall pay to Landlord its proportionate share of Landlord’s common area maintenance expenses (as defined below) for the Building and the Common Areas. Tenant’s proportionate share shall be the relation of Tenant’s 12,800 square foot Expansion Space to the 89,600 square footage of the Building area, or 14.29%. Common Area Expenses shall include, but are not limited to the following incurred by Landlord with respect to the Building and Common Areas: repairs and maintenance; snow and ice removal; window washing; painting; security services; any alteration or other work required by any governmental authority not attributable primarily to the particular use made by a particular tenant to include costs expended by Landlord in order to place and keep the Building and Common Areas in compliance with the Americans with Disabilities Act (ADA) and any other legislation by any governmental body first taking effect after the ESCD, casualty, boiler and machinery, loss of rents and general and excess liability insurance and any insurance required to be maintained by Landlord under this Lease; cleaning, striping, sealing and repairs to parking areas, driveways, sidewalks and loading areas; lawn care and landscaping maintenance; market rate management and administrative fees; all taxes, assessments and governmental charges of any kind and nature whatsoever lawfully levied or assessed against the Building and the Common Areas; and all other expenses paid in connection with the operation of the Building and Common Areas chargeable against income. Landlord, upon written demand by Tenant therefor, but not sooner than ninety (90) days after the expiration of a lease year shall furnish Tenant a summary schedule of Common Area Expenses for such lease year. In no event shall Common Area Expenses include (i) any expense which is capitalized pursuant to generally accepted accounting principles consistently applied (except as specifically provided above and in that case the cost shall be amortized over the improvement’s useful life and only that portion of the expense which is amortized during the Term shall be included in Common Area Expenses on an annual basis); (ii) any cost incurred to prepare space for any tenant’s occupancy; (iii) cost of repairs necessitated by Landlord’s gross negligence or willful misconduct; (iv) expenses for any item or service not provided to Tenant but exclusively to certain other tenants at the Building; (v) salaries of employees above grade of building Manager and that portion of employee expenses for employees whose time is not spent directly and solely in operation of the Building (vi) any costs or fees paid to affiliates of Landlord or other third parties in excess of those costs or fees that would be paid for the same products or services in the absence of a relationship with Landlord.

During the term hereof, Landlord shall notify Tenant of its proportionate share due for such Common Area Expenses. Landlord shall have the option through the Lease term to require Tenant’s reimbursement on either a monthly, quarterly or annual basis, at Landlord’s sole discretion, to become due and payable as additional rent within ten (10) days, if invoiced monthly or thirty days (30) days, if invoiced quarterly or annually, from the date of invoice. Provided Tenant is not then in monetary default under this Lease, Tenant and/or its qualified professional advisers shall have the right, upon prior written notice to Landlord, and at its sole cost and expense, to inspect and/or audit Landlord’s books and records at Landlord’s office or at the office of Landlord’s managing agent within 180 days following receipt of a summary schedule of Common Area Expenses. If after such inspection and/or audit Tenant disputes the amount of operating expenses, a certification as to the proper amount shall be made by Landlord’s independent certified public accountant in consultation with Tenant’s professional, which certification shall be final and conclusive. If such audit reveals that operating expenses were overstated in the calendar year audited Landlord shall within thirty (30) days after the certification pay to Tenant the amount of any overstatement which it had collected from Tenant. If the operating expense certification shows that the operating expenses were overstated by more than 7% in the calendar year audited, then Landlord shall pay the reasonable costs of Tenant’s audit, but not including however any travel charges related to such audit. However, if such certification does not show that Landlord had made such an overstatement then Tenant shall pay both the costs of its professional as well as the reasonable charges of Landlord’s independent certified public accountant (but not including however any of its travel charges) engaged to determine the correct amount of operating expenses. If the certification shows that Landlord has undercharged Tenant then Tenant shall within thirty (30) days pay to Landlord the amount of any undercharge.

Books and records necessary to accomplish any audit permitted under this Section shall be retained for twelve months after the end of each calendar year, and on receipt of notice of Tenant’s intent to inspect and/or audit the operating expenses shall be made available to Tenant to conduct the inspection and/or audit at the location set forth above.

In the event that the Tenant elects to have a professional audit Landlord’s operating expenses as provided in this Lease, such audit must be conducted by an independent nationally or regionally recognized accounting firm that is not being compensated by Tenant on a contingency fee basis. All information obtained through such audit as well as any compromise, settlement or adjustment reached as a result of such audit shall be held in strict confidence by Tenant and its officers, agents, and employees and as a condition to such audit, the Tenant’s auditor shall execute a written agreement agreeing that the auditor is not being compensated on a contingency fee basis and that all information obtained through such audit as well as any compromise, settlement or adjustment reached as a result of such audit, shall be held in strict confidence and shall not be revealed in any manner to any person other than to Tenant and Tenant’s professional advisers except upon the prior written consent of the Landlord, which consent shall not be unreasonably withheld, or if required pursuant to any litigation between Landlord and Tenant.

No subtenant shall have any right to conduct an audit.

3.6	“AS IS” Condition. Except with respect to any latent defects in the Expansion Space, Tenant is leasing the Expansion Space in “as is” condition and Landlord has no Tenant Improvement responsibilities or obligations with respect to the Expansion Space, except with respect to Landlord’s maintenance, repair and restoration obligations set forth in the Lease. Lease Addendum Number One [Tenant to Do Work] attached to the Lease shall not apply to the Expansion Space, Landlord shall have no obligation to make any alterations to the Premises or the Building under Section 4.e of the Lease, and any alterations to the Expansion Space shall be governed by and performed in accordance with Section 8.d of the Lease.

4.	Amendment to Lease. The foregoing amends the Lease. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the same definitions ascribed in the Lease. Except as specifically modified and amended by this First Amendment, all other terms and conditions of the Lease shall remain in full force and effect.

THE NEXT PAGE IS THE SIGNATUARE PAGE.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease or have caused their duly authorized representatives to execute same in four (4) original counterparts, as of the day and year first above written.

LANDLORD:
FAWN INDUSTRIAL, LLC, a Delaware
limited liability company
Witness:

	By:	/s/ Steven J. Schacter
	Name:	Steven J. Schacter
	Title:	Manager
	Dated:	3/19/07
Print Name

LANDLORD:
1881 INDUSTRIAL, LLC, a Delaware
limited liability company
Witness:

	By:	/s/ Steven J. Schacter
	Name:	Steven J. Schacter
	Title:	Manager
	Dated:	3/19/07
Print Name

TENANT:
TENGION, INC., a Delaware corporation
Witness:

	By:	/s/ Gary Sender
	Name:	Gary Sender
	Title:	CFO
	Dated:	3/ /07
Print Name